As filed with the Securities and Exchange Commission on May 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Strayer Education, Inc.

(Exact name of registrant as specified in its charter)

Maryland	52-1975978
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2303 Dulles Station Boulevard, Herndon, VA 20171

(Address of principal executive offices)  (Zip code)

Strayer Education, Inc. 2015 Equity Compensation Plan

(Full title of the plan)

Daniel W. Jackson

Executive Vice President and Chief Financial Officer

Strayer Education, Inc.

2303 Dulles Station Boulevard

Herndon, VA 20171

(703) 247-2500

(Name, address and telephone number of agent for service)

Copy to:

Margaret de Lisser

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	(1) (3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	500,000		$50.705	$25,352,500	$2,946
	2,870		$50.705	$145,523	$17
	594,476		$50.705	$30,142,906	$3,504
Total	1,097,346		N/A	N/A	$6,467

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) covers, in addition to the number of shares of Common Stock, $0.01 par value (the “Common Stock”) of Strayer Education, Inc. (the “Registrant”) shown in the table, an indeterminate number of shares of Common Stock that may become issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock as specified in the Strayer Education, Inc. 2015 Equity Compensation Plan (the “2015 Plan”).

(2)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee, based upon the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Global Market on May 1, 2015.

(3)

Represents the maximum number of shares of Common Stock available for issuance pursuant to the 2015 Plan (subject to adjustment by reason of certain events specified in the 2015 Plan), consisting of the sum of (a) 500,000 shares of Common Stock initially authorized for issuance pursuant to the 2015 Plan plus (b) 2,870 shares of Common Stock available for future awards but not subject to outstanding awards under the existing Strayer Education, Inc. 2011 Equity Compensation Plan (the “Prior Plan) as of the date of the Registrant’s Annual Meeting held in 2015, subject to stockholder approval of the 2015 Plan (the “Amendment Date”) plus (c) 594,476 shares of Common Stock related to awards outstanding under the Prior Plan as of the Amendment Date that thereafter terminate by expiration or forfeiture, cancellation or otherwise without the issuance of such shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on February 20, 2015 including information incorporated by reference in the Form 10-K from the Registrant’s definitive proxy statement for its 2015 annual meeting of stockholders, which was filed on March 13, 2015;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 4, 2015; and

(c)	The description of the Registrant’s Common Stock as contained in the Registration Statement on Form 8-A, filed by the Registrant on July 18, 1996 to register its Common Stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of Common Stock made hereby.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Registrant, a Maryland corporation, are indemnified against liability which they may incur in such capacities.

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Section 2-418 of the Maryland Corporations and Associations Law, as amended, provides that under certain circumstances a corporation may indemnify any director or officer made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property, or services; or in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

Article VI of the Registrant’s Bylaws provides:

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify (a) any Director or officer or any former Director or officer (including among the foregoing, for all purposes of this Article VI and without limitation, any individual who, while a Director and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, company, employee benefit plan or any other enterprise as a director, officer, partner or Director of such corporation, partnership, joint venture, Corporation, employee benefit plan or other enterprise), who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding, and (b) any Director or officer or any former Director or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Corporation shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a Director or officer or former Director or officer made a party to a proceeding by reason of his status as a Director or officer; provided , that the Corporation shall have received (i) a written affirmation by the Director or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Corporation as authorized by these Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that the applicable standard of conduct was not met. The Corporation may, with the approval of its Directors, provide such indemnification and payment or reimbursement of expenses to any employee or agent of the Corporation. Neither the amendment nor repeal of this Article VI, nor the adoption or amendment of any other provision of the Articles of Incorporation or these Bylaws inconsistent with this Article VI, shall apply to or affect in any respect the applicability of this paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Any indemnification or payment or reimbursement of the expenses permitted by these Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-4 18 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The Corporation may provide to Directors, officers and stockholders such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

In addition, the Registrant maintains liability insurance coverage for its officers and directors which entitles the Registrant to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers with respect to actions arising out of the performance of such officer’s or director’s duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Hogan Lovells US LLP*

23.1	Consent of Hogan Lovells US LLP (contained in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included with signature page to this Registration Statement)*
99.1	Strayer Education, Inc. 2015 Equity Compensation Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement filed on March 13, 2015).
99.2	Strayer Education, Inc. 2015 Equity Compensation Plan Form of Restricted Stock Agreement (Time Based)*
99.3	Strayer Education, Inc. 2015 Equity Compensation Plan Form of Restricted Stock Agreement (Performance Based)*
99.4	Strayer Education, Inc. 2015 Equity Compensation Plan Form of Restricted Stock Agreement for Directors*
99.5	Strayer Education, Inc. 2015 Equity Compensation Plan Form of Nonqualified Stock Option Agreement*

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on this 5th day of May, 2015.

Strayer Education, Inc.

By:	/s/ Daniel W. Jackson
Daniel W. Jackson
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Karl McDonnell, Daniel W. Jackson and Viet D. Dinh, and each of them individually, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 5, 2015.

Signature	Title

/s/ Karl McDonnell	Chief Executive Officer and Director (Principal Executive Officer)
Karl McDonnell

/s/ Daniel W. Jackson	Chief Financial Officer (Principal Financial Officer)
Daniel W. Jackson

/s/ Thomas J. Aprahamian	Chief Accounting Officer (Principal Accounting Officer)
Thomas J. Aprahamian

/s/ Robert S. Silberman	Executive Chairman of the Board
Robert S. Silberman

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Signature	Title

/s/ Charlotte F. Beason	Director
Charlotte F. Beason

/s/ William E. Brock	Director
William E. Brock

/s/ John T. Casteen, III	Director
John T. Casteen, III

/s/ Robert R. Grusky	Director
Robert R. Grusky

/s/ Robert L. Johnson	Director
Robert L. Johnson

/s/ Todd A. Milano	Director
Todd A. Milano

/s/ G. Thomas Waite, III	Director
G. Thomas Waite, III

/s/ J. David Wargo	Director
J. David Wargo

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EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Hogan Lovells US LLP*

23.1	Consent of Hogan Lovells US LLP (contained in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included with signature page to this Registration Statement)*
99.1	Strayer Education, Inc. 2015 Equity Compensation Plan (incorporated by reference to Exhibit A to the Company’s definitive proxy statement filed on March 13, 2015).
99.2	Strayer Education, Inc. 2015 Equity Compensation Plan Form of Restricted Stock Agreement (Time Based)*
99.3	Strayer Education, Inc. 2015 Equity Compensation Plan Form of Restricted Stock Agreement (Performance Based)*
99.4	Strayer Education, Inc. 2015 Equity Compensation Plan Form of Restricted Stock Agreement for Directors*
99.5	Strayer Education, Inc. 2015 Equity Compensation Plan Form of Nonqualified Stock Option Agreement*

*	Filed herewith.

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